Exhibit 99.1

Contact:	Frank Semple, Chairman, President & CEO	Contact:	Daniel Revers, Managing Partner & Co-Founder
	Nancy Buese, Senior VP & CFO		Robb Turner, Senior Partner & Co-Founder
	Andy Schroeder, VP Finance & Treasurer		Heidi Milne, Principal, Investor Relations
Phone:	(866) 858-0482	Phone:	(617) 531-6300
Email:	investorrelations@markwest.com	Email:	info@arclightcapital.com
Website:	www.markwest.com	Website:	www.arclightcapital.com

MARKWEST ENERGY PARTNERS AND ARCLIGHT CAPITAL ANNOUNCE

FORMATION OF ARKOMA CONNECTOR JOINT VENTURE

DENVER, CO and BOSTON, MA — May 4, 2009 - MarkWest Energy Partners, L.P. (NYSE: MWE) and ArcLight Capital Partners, LLC today announced the formation of a joint venture dedicated to the construction and operation of the Arkoma Connector pipeline, a 50-mile interstate pipeline that will provide approximately 625,000 dekatherms per day of Woodford Shale takeaway capacity and interconnects with Midcontinent Express Pipeline and Gulf Crossing Pipeline.  Upon completion of the Arkoma Connector, which is expected to occur this month, MarkWest will have total takeaway capacity in southeast Oklahoma of approximately 1.3 billion cubic feet per day.

Under the terms of the joint venture, ArcLight is acquiring a 50 percent equity interest in the pipeline for $62.5 million.  MarkWest will operate the pipeline and ArcLight will pay a fee to MarkWest to manage the joint venture.  Following operational commencement of the pipeline, the joint venture partners will invest equally in the ongoing costs associated with operating or expanding the pipeline.

“We are pleased to partner with ArcLight on the Arkoma Connector pipeline, a strategic project that will result in additional market access for our Woodford shale producer customers and provide long-term value to MarkWest unitholders,” said Frank Semple, Chairman, President and Chief Executive Officer of MarkWest Energy Partners.  “ArcLight has a strong reputation for recognizing growth opportunities in the energy sector and we look forward to benefiting from ArcLight’s experience and expertise as we build a long-term business relationship.  This joint venture demonstrates our commitment to strategic growth projects while at the same time achieving our balance sheet and distribution objectives.”

“We are excited about the partnership with MarkWest,” said Dan Revers, Managing Partner at ArcLight.  “This transaction is consistent with our goal of investing up and down the entire energy industry value chain and represents an important midstream investment for ArcLight.”

Morgan Stanley is acting as MarkWest’s exclusive financial advisor in connection with the formation of the joint venture.  Stifel, Nicolaus & Company served as financial advisor to ArcLight.

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About MarkWest Energy Partners

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region.  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates, maintain financial flexibility, expand operations through organic growth projects and strategic acquisitions, increase utilization of facilities, and reduce the sensitivity of cash flows to commodity price fluctuations.

About ArcLight Capital Partners, LLC

ArcLight Capital Partners is a leading energy investment Firm. Formed in 2001 by co-founders Daniel R. Revers and Robb E. Turner, the Firm has demonstrated the ability to invest broadly and profitably across the entire energy industry, while protecting against downside risks. The Firm’s superior investment performance is the result of the Firm’s conservative investment approach, deep asset-level knowledge, and market experience.  ArcLight has a proven track record of delivering superior returns across the energy industry value chain. ArcLight manages over $6.8 billion in four funds.  For more information, please visit www.arclightcapital.com.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in MarkWest’s filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports MarkWest files with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.